EXHIBIT 99.1

For Immediate Release

CRM Holdings, Ltd. Names James J. Scardino as Chief Executive Officer, Announces Additional
Board and Management Changes

HAMILTON, Bermuda, May 5, 2009 – CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a provider of a full range of products and services for the workers’ compensation insurance industry, today announced that its Board of Directors has appointed James J. Scardino as CRM’s new Chief Executive Officer and Deputy Chairman of the Board, effective immediately.

The Company also announced the appointments of Keith S. Hynes as Chairman of the Board and Joseph F. Taylor as Chief Financial Officer.

“Jim is a solid leader with an impressive track record who has served as our CFO for nearly four years, earning credibility wherever he has been,” Mr. Hynes said. “He has been in the insurance business for more than 25 years, and he has distinguished himself in front of customers, regulators and institutional investors. We are proud to have his steadying influence and knowledge of the workers’ compensation marketplace.”

“I am excited to continue the work we’ve begun with the Board during the last two months,” said Mr. Scardino. “CRM is a growing company with much potential. Together with the Board, Joe and all of the CRM team, we will build this business on a foundation of prudent judgment and solid opportunities for profitability.”

Mr. Scardino, 55, has served as the Company’s Acting Chief Executive Officer since March 2009 and the Company’s Chief Financial Officer since August 2005. Mr. Scardino has also served as Executive Vice President, Chief Financial Officer of Majestic since July 2007 and as Chief Financial Officer of CRM, CRM of CA, and Eimar since August 2005. From 2003 to 2005, Mr. Scardino held the position of Senior Vice President, Finance with RSC Insurance Brokerage, Inc., where his responsibilities included financial management. From March 2000 until May 2003, Mr. Scardino was Executive Vice President of Allied American Insurance Agency, Inc., where he was responsible for program management. Mr. Scardino graduated from the University of California, Berkeley with a B.A. in Anthropology and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Mr. Hynes, 56, has served as a member of the Company’s Board of Directors since November 2005, and as the acting Chairman of the Board since March 2009, having previously served as Deputy Chairman since December 2006. Mr. Hynes served as a member of Majestic Insurance Company’s Board of Directors from November 2006 until January 2008. From September 1999 until his retirement in March 2007, Mr. Hynes served as Executive Vice President and Chief Financial Officer of Max Re Capital Ltd. From 1994 to 1999, Mr. Hynes held various senior management positions, including chief financial officer, at Renaissance Re Holdings, Ltd. From 1983 to 1994, Mr. Hynes held various positions, including chief financial officer, at Hartford Steam Boiler Inspection and Insurance Co, and from 1978 to 1983, he held various positions at Aetna Life and Casualty Company. Mr. Hynes served as a director of Grand Central Re Ltd. from 2001 until 2007 and as a director of DaVinciRe Holdings Ltd. from 2001 to 2006. Mr. Hynes is a chartered financial analyst admitted to the CFA Institute. Mr. Hynes graduated from the State University of New York at Albany with a B.S. in math and computer science and holds an M.B.A. in Finance and Accounting from the Amos Tuck School of Business at Dartmouth College.

Mr. Taylor, 58, has served as the Company’s Chief Compliance Officer since May 2008, having previously served as the Company’s Senior Vice President of Compliance from August 2005 to May 2008. From July 2002 to August 2005, Mr. Taylor served as Chief Financial Officer of Compensation Risk Managers, LLC. Prior to this, Mr. Taylor held various positions in investment management, financial management and public accounting. Mr. Taylor graduated from Iona College with a B.BA. in Accounting and is a certified public accountant.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation insurance policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.

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Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;

•	Premium rates;

•	Investment results;

•	Legislative and regulatory changes;

•	The estimation of loss reserves and loss reserve development;

•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;

•	The occurrence and effects of wars and acts of terrorism;

•	The effects of competition;

•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;

•	Failure to retain key personnel;

•	Economic downturns; and

•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

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